As filed with the Securities and Exchange Commission on November 13, 2018

Registration No. 333-179833
Registration No. 333-178027
Registration No. 333-172477
Registration No. 333-150789
Registration No. 333-142679
Registration No. 333-140197
Registration No. 333-130340

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENTS

UNDER
THE SECURITIES ACT OF 1933

SunPower Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-3008969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
77 Rio Robles San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan
Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan
Amended and Restated SunPower Corporation 2005 Stock Incentive Plan
SunPower Corporation 2005 Stock Incentive Plan
SunPower Corporation 1996 Stock Incentive Plan
SunPower Corporation 1988 Stock Incentive Plan
PowerLight Corporation Common Stock Option and Common Stock Purchase Plan
(Full title of the plan)

Kenneth Mahaffey, Esq.
Executive Vice President, General Counsel and
Corporate Secretary
SunPower Corporation
77 Rio Robles
San Jose, California 95134
(Name and address of agent for service)

(408) 240-5500
(Telephone number, including area code, of agent for service)

Copies to:
Timothy G. Hoxie
Jones Day
555 California Street
San Francisco, California 94104
(415) 875-5810

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Deregistration of Securities
The registration statements on Form S-8 listed immediately below are no longer required for the registration of shares issuable pursuant to awards granted under (i) the Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan (together with the Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, the Amended and Restated SunPower Corporation 2005 Stock Incentive Plan and the SunPower Corporation 2005 Stock Incentive Plan, the “2005 Plan”), (ii) the SunPower Corporation 1996 Stock Incentive Plan (the “1996 Plan”), (iii) the SunPower Corporation 1988 Stock Incentive Plan (the “1988 Plan”) and (iv) the PowerLight Corporation Common Stock Option and Common Stock Purchase Plan (the “Powerlight Plan”). Accordingly, the Registrant is hereby filing post-effective amendments to the registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”), listed below, to deregister all of the shares under these registration statements and to terminate the offerings thereunder as of the date hereof in accordance with an undertaking made by the Registrant in the registration statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering:

•
Registration Statement on Form S-8 (File No. 333-179833), filed with the SEC on March 1, 2012, registering 3,014,265 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to awards granted under the 2005 Plan;

•	Registration Statement on Form S-8 (File No. 333-178027), filed with the SEC on November 17, 2011, registering 2,500,000 shares of Common Stock issuable pursuant to awards granted under the 2005 Plan;

•	Registration Statement on Form S-8 (File No. 333-172477), filed with the SEC on February 28, 2011, registering 8,882,331 shares of Common Stock issuable pursuant to awards granted under the 2005 Plan;

•	Registration Statement on Form S-8 (File No. 333-150789), filed with the SEC on May 9, 2008, registering 1,700,000 shares of Common Stock issuable pursuant to awards granted under the 2005 Plan;

•
Registration Statement on Form S-8 (File No. 333-140197), filed with the SEC on January 25, 2007, registering an aggregate of 1,602,027 shares of Common Stock issuable pursuant to awards granted under the Powerlight Plan and certain non-plan options, each assumed by the Registrant upon the closing of the Registrant’s acquisition of PowerLight Corporation on January 10, 2007;

•	Registration Statement on Form S-8 (File No. 333-142679), filed with the SEC on May 7, 2007, registering 925,000 shares of Common Stock issuable pursuant to awards granted under the 2005 Plan; and

•
Registration Statement on Form S-8 (File No. 333-130340), filed with the SEC on December 15, 2005, registering an aggregate of 6,891,320 shares of Common Stock issuable pursuant to awards granted under the 2005 Plan, 1996 Plan, the 1988 Plan and options granted to certain employees and consultants.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 13th day of November, 2018.

SUNPOWER CORPORATION

By:	/S/ Manavendra S. Sial
Name:	Manavendra S. Sial
Title:	Executive Vice President and Chief Financial Officer